Exhibit 10.2
E*TRADE FINANCIAL CORPORATION
RESTRICTED STOCK UNITS AGREEMENT
E*TRADE Financial Corporation has granted to the Participant named in the Notice of Grant of Restricted Stock Units (the “Grant Notice”) to which this Restricted Stock Units Agreement (the “Agreement”) is attached an Award consisting of Restricted Stock Units subject to the terms and conditions set forth in the Grant Notice and this Agreement. The Award has been granted pursuant to the E*TRADE Financial Corporation 2015 Omnibus Incentive Plan (as amended from time to time, the “Plan”), the provisions of which are incorporated herein by reference. By signing the Grant Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Grant Notice, this Agreement, the Plan and a prospectus for the Plan (the “Plan Prospectus”), (b) accepts the Award subject to all of the terms and conditions of the Grant Notice, this Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Grant Notice, this Agreement or the Plan.

1.	DEFINITIONS AND CONSTRUCTION.

1.1	Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Plan.

(a)
“Disability” means Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(b)	“Dividend Equivalent Units” mean additional Restricted Stock Units credited pursuant to Section 3.3.

(c)	“Retirement” means termination of Participant’s Service at or following Participant becoming Retirement-Eligible.

(d)	“Retirement-Eligible” means Participant is at least age 60 and has at least 5 years of Service.

(e)	“Settlement Date” means the date on which a Unit becomes a Vested Unit in accordance with Section 4.

(f)
“Units” mean the Restricted Stock Units originally granted pursuant to the Award and the Dividend Equivalent Units credited pursuant to the Award, as both shall be adjusted from time to time pursuant to Section 7.

1.2
Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.	ADMINISTRATION.
2.1    Committee Authority. All questions of interpretation concerning the Grant Notice and this Agreement shall be determined by the “Committee” (as defined below). All determinations by the Committee shall be final and binding upon all persons having an interest in this Agreement or the Award, including the Participant. Any Officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, or election.
2.2    Definition of Committee. For purposes of this Agreement, the “Committee” means the Compensation Committee, the Governance Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board; provided that if no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

3.	THE AWARD.

3.1
Grant of Restricted Stock Units. On the Date of Grant, the Participant shall acquire, subject to the provisions of this Agreement, the Number of Restricted Stock Units set forth in the Grant Notice, subject to adjustment as provided in Section 3.3 and Section 7. Each Unit represents a right to receive on a date determined in accordance with the Grant Notice and this Agreement one (1) share of Stock.

3.2
No Monetary Payment Required. The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Units or shares of Stock issued upon settlement of the Units.

3.3
Dividend Equivalent Units. On the date that the Company pays a cash dividend to holders of Stock generally, the Participant shall be credited with a number of additional whole Dividend Equivalent Units determined by dividing (a) the product of (i) the dollar amount of the cash dividend paid per share of Stock on such date and (ii) the total number of Restricted Stock Units and Dividend Equivalent Units credited to the Participant pursuant to the Award as of the date on which such dividend was declared, by (b) the Fair Market Value per share of Stock on such date. Any resulting fractional Dividend Equivalent Unit shall be rounded to the nearest whole number. Such additional Dividend Equivalent Units shall be subject to the same terms and conditions and shall be vested or forfeited in the same manner and at the same time as the Restricted Stock Units originally subject to the Award with respect to which they have been credited.

4.	VESTING OF UNITS.

4.1
Normal Vesting. Except as provided in this Section 4, the Units shall vest and become Vested Units as provided in the Grant Notice, subject to the Participant’s continued Service through the applicable vesting date.

4.2
Acceleration of Vesting Upon Involuntary Termination Following a Change in Control. If the Participant’s Service ceases as a result of an Involuntary Termination After Change in Control (as defined below), the Restricted Stock Units shall become Vested Units as provided in the Grant Notice on the date on which the Participant’s Service terminated. Unless otherwise defined in a contract of employment or service between the Participant and a Participating Company, for purposes of this Agreement, “Involuntary Termination After Change in Control” shall mean either of the following events occurring within twelve (12) months after a Change in Control (which term is defined in the Plan Document): (i) termination by the Participating Company Group of Participant’s Service with the Participating Company Group for any reason other than for Cause or (ii) Participant’s voluntary resignation following (A) a reduction in Participant’s level of compensation (including base salary, fringe benefits and target bonus under any corporate performance based bonus or incentive programs) by more than fifteen percent (15%) or (B) a relocation of Participant’s place of employment by more than fifty (50) miles, provided and only if such reduction or relocation is effected without the Participant’s express written consent. In the event such term, or the substantive equivalent, is defined in a contract of employment or service, such definition will take precedence over this definition.

4.3
Death and Disability. Notwithstanding anything in the Grant Notice, any Units that are outstanding and unvested shall vest and become Vested Units upon Participant’s death or termination of Service as a result of Disability, whether occurring prior to, on or following a Change in Control.

4.4
Retirement Vesting. Notwithstanding anything in the Grant Notice, the unvested Units shall not terminate upon Participant’s Retirement (“Post Termination Awards”), but will remain eligible to become vested and, converted into shares on their normal vesting dates as if Participant’s employment had not terminated (the “Scheduled Vesting Date”) if Participant executes a Post Retirement Agreement in a form prescribed by the Company and provided that if any of the following events occur at any time before the applicable Scheduled Vesting Date, all of the Post-Termination Awards will be canceled immediately if:

(a)	Participant fails to comply with covenants set forth in Exhibit A which shall be incorporated in the Post Retirement Agreement.

(b)
The Company determines that Participant’s employment could have been terminated for Cause (regardless of any “cure” periods) or that Participant’s actions or omissions during employment caused a restatement of the Company’s financial statements or constituted a violation of the Company’s policies and standards.

The Post-Termination Awards shall become fully vested and, if applicable, settled upon the death of Participant or upon a Change in Control that constitutes a “a change in ownership”, a “change in effective control”, or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A and the Section 409A Regulations

4.5
Federal Excise Tax Under Section 4999 of the Code. In the event that any acceleration of vesting pursuant to this Agreement and any other payment or benefit received or to be received by the Participant (the “Total Payments”) would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as a parachute payment under Section 280G of the Code, the Total Payments shall be reduced in order to avoid such characterization, except as otherwise provided in any agreement between Participant and the Company.

5.	SETTLEMENT OF THE AWARD.

5.1	Issuance of Shares of Stock. Subject to the provisions of Section 5.3 below, the Company shall issue to the Participant, on the Settlement Date with respect to each Unit to be settled on such date, one (1) share of Stock; provided however, that if such Settlement Date is a date on which a sale by the Participant of the Stock to be issued in settlement of such Unit would violate the Insider Trading Policy of the Company, then the Settlement Date with respect to such Unit shall be the earlier of (a) the next day on which such sale would not violate the Insider Trading Policy or (b) the last date on which such issuance may be made without incurring accelerated taxation or tax penalties under Section 409A. For purposes of this Section, “Insider Trading Policy” means the written policy of the Company pertaining to the sale, transfer or other disposition of the Company’s equity securities by members of the Board, Officers or other employees who may possess material, non-public information regarding the Company, as in effect at the time of a disposition of any shares of Stock. Shares of Stock issued in settlement of Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 5.3.

5.2
Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice any or all shares acquired by the Participant pursuant to the settlement of the Award. Except as provided by the preceding sentence, a certificate for the shares settled under the Award shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

5.3
Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

5.4	Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Award.

6.	TAX WITHHOLDING AND OTHER TAX ISSUES.

6.1
In General. Regardless of any action the Company and/or the Participating Company employing the Participant (the “Employer”) take with respect to any or all income tax (including the U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related withholding (the “Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant or vesting of the Restricted Stock Units, the subsequent sale of any shares of Stock acquired upon vesting and the receipt of any dividends or Dividend Equivalent Units; and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate Participant’s liability for Tax-Related Items.

6.2
Withholding Methods. Prior to the relevant taxable event, the Participant shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, if permissible under local law, the Participant authorizes the Company and/or the Employer, at its discretion, to satisfy the obligations with regard to all Tax-Related Items legally payable by the Participant by one or a combination of the following: (a) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; (b) withholding from the proceeds of the sale of shares of Stock acquired upon vesting of the Award; (c) arranging for the sale of shares of Stock otherwise deliverable to the Participant (on the Participant’s behalf and at the Participant’s direction pursuant to this authorization); or (d) withholding otherwise deliverable shares of Stock, provided that the Company only withholds the amount of shares necessary to satisfy the minimum withholding amount or such other amount as may be necessary to avoid adverse accounting treatment. If the Company satisfies the obligation for Tax-Related Items by withholding a number of shares as described herein, the Participant shall be deemed, for tax purposes only, to have been issued the full number of shares of Stock subject to the Vested Units, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Award. Participant understands that in the event he or she becomes

Retirement-Eligible, the Company may be required to make certain payroll tax withholdings at such time (prior to the Settlement Date).
Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Participant acknowledges and agrees that the Company may refuse to deliver shares of Stock if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items as described in this Section.

6.3	Section 409A.

(a)
The Award is intended to qualify for the short-term deferral exception to Section 409A of the Code (“Section 409A”) described in the regulations promulgated under Section 409A to the maximum extent possible. To the extent Section 409A is applicable to this Award (and in any event if Participant is Retirement-Eligible), this Award is intended to comply with Section 409A and to be interpreted and construed consistent with such intent.

(b)
Without limiting the generality of the foregoing, if the Participant is a “specified employee” within the meaning of Section 409A, as determined under the Company’s established methodology for determining specified employees, on the date of Participant’s termination of service at a time when this Award pursuant its terms would be vested (including without limitation as a result of Participant’s Retirement), then to the extent required in order to avoid accelerated taxation or tax penalties under Section 409A, shares of Stock that would otherwise be issued under this Award (or any other amount due hereunder) at such termination of service shall instead be issued on the first business day after the first to occur of (i) the date that is six months following the Participant’s termination of employment and (ii) the date of the Participant’s death.

(c)
For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of the Participant’s employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code.

7.	ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.
Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number of Units subject to the Award and/or the number and kind of shares to be issued in settlement of the Award, in order to prevent dilution or enlargement of the Participant’s rights under the Award. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Committee, and its determination shall be final, binding and conclusive.

8.	RIGHTS AS A STOCKHOLDER, DIRECTOR, EMPLOYEE OR CONSULTANT.
The Participant shall have no rights as a stockholder with respect to any shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 3.3 and Section 7. If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Participant’s Service at any time.

9.	ACKNOWLEDGEMENT OF NATURE OF PLAN AND AWARD. In accepting the Award, the Participant acknowledges that:

9.1
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

9.2
the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units, even if Units have been granted repeatedly in the past;

9.3	all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;

9.4	the Participant is voluntarily participating in the Plan;

9.5
the Award is an extraordinary item that does not constitute compensation of any kind for Service of any kind rendered to the Company or the Employer, and which is outside the scope of the Participant’s employment or service contract, if any;

9.6
the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, any nonqualified pension or retirement benefits, welfare benefits or similar payments and, except to the extent provided under the written terms of the applicable plan, any qualified pension benefits, and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

9.7
in the event that the Participant is not an Employee of the Company or any Participating Company, the Award and the Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Participating Company;

9.8	the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;

9.9
in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or from any diminution in value of the Award or shares of Stock acquired upon vesting of the Award resulting from termination of the Participant’s Service by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

9.10
in the event of termination of the Participant’s Service (whether or not in breach of local labor laws), the Participant’s right to receive an Award and vest in an Award under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively rendering Service and will not be extended by any notice period mandated under local law (e.g., active Service will not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively rendering Service for purposes of the Award;

9.11
the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Stock; and

9.12
the Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

10.	DATA PRIVACY.
The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Award grant materials by and among, as applicable, the Employer, the Company and the Participating Company Group for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Awards or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
The Participant understands that Data will be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan, that these recipients may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company and any other

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possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands, however, that refusing or withdrawing consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

11.	LANGUAGE.
If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.

12.	LEGENDS.
The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Award in the possession of the Participant in order to carry out the provisions of this Section.

13.	RECOUPMENT OF VESTED AWARDS.
If the Company determines that the Participant has breached the Company’s Proprietary Invention Protection Agreement or any other restrictive covenant to which the Participant is subject with respect to the Company (a “Restrictive Covenant Breach”), then the Company may, in addition to any other remedies that the Company may have at law or in equity, require that the Participant promptly either (i) return to the Company any shares of Stock that the Participant acquired pursuant to this Award or any other equity award previously or subsequently granted to the Participant (an "Applicable Award"), if the Participant still holds such shares of Stock, or (ii) repay to the Company the value of such shares of Stock, as determined by the Company in its sole discretion, if the Participant has previously disposed of such shares of Stock. In addition, in

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the event of a Restrictive Covenant Breach, the Company may require that the Participant immediately forfeit any shares of Stock underlying any portion of an Applicable Award that had previously vested but for which the shares of Stock had not yet been delivered to the Participant. The Participant hereby agrees to cooperate with the Company with respect to the matters set forth in this Section 13.

14.	MISCELLANEOUS PROVISIONS.

14.1
Termination or Amendment. The Committee may terminate or amend the Plan or this Agreement at any time; provided, however, that no such termination or amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation. No amendment or addition to this Agreement shall be effective unless in writing.

14.2
Nontransferability of the Award. Prior the issuance of shares of Stock on the applicable Settlement Date, neither this Award nor any Units subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

14.3	Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

14.4
Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

14.5
Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to

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the other party at the address shown below that party’s signature to the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.

(a)
Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b)
Consent to Electronic Delivery. The Participant acknowledges that the Participant has read Section 13.5(a) of this Agreement and consents to the electronic delivery of the Plan documents and Grant Notice, as described in Section 13.5(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 13.5(a) or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 13.5(a).

(c)	Consent to Electronic Participation. If requested by the Company, the Participant hereby consents to participate in the Plan through an on-line or

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electronic system established and maintained by the Company or a third party designated by the Company. The Participant understands, however, that he or she is not required to consent to electronic participation as described in this Section.

14.6
Integrated Agreement. The Grant Notice, this Agreement and the Plan, together with any employment, service or other agreement between the Participant and a Participating Company referring to the Award shall constitute the entire understanding and agreement of the Participant and the Participating Company Group with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Participating Company Group with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Grant Notice and the Agreement shall survive any settlement of the Award and shall remain in full force and effect.

14.7
Applicable Law. The construction, interpretation and performance of this Agreement, and the transactions under it, shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws and choice of law rules.

14.8
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

14.9	Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.	APPENDIX.
Notwithstanding any provision herein, the Participant’s participation in the Plan shall be subject to any special terms and conditions as set forth in the Appendix for Participant’s country of residence, if any. The Appendix constitutes part of this Agreement.

Exhibit A
Covenants to be incorporated in Post Retirement Agreement

1.
For twelve (12) months following Participant’s Retirement, Participant shall not hold any position, or engage in any activities as an employee, agent, contractor, or otherwise, with: (i) [             ] (“Competitors”), or (ii)              any of Competitors’ affiliates, subsidiaries,
successors or assigns;

Participant acknowledges that the restrictions contained in this Section XX, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and the Participant therefore acknowledges that, in the event of participant’s violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief (without the posting of any bond) as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such a violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
The invalidity or unenforceability of any provision or provisions of this Section XX shall not affect the validity or enforceability of any other provision or provisions of this Section XX, which shall remain in full force and effect. If any provision of this Section XX is held to be invalid, void or unenforceable in any jurisdiction, any court or arbitrator so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of this covenant.

2.
Participant shall not encourage or solicit any employee, consultant, or contractor of the Company or its affiliates to leave or diminish their relationship with the Company for any reason or to accept employment, consultancy or a contracting relationship with any other company

3.
Participant, shall not directly or indirectly, encourages or solicits or attempts to encourage or solicit any customers, clients, partners or affiliates of the Company to terminate or diminish their relationship with the Company;

4.	Participant shall not disparage the Company or its officers, directors, employees, products or services;

5.
Participant shall not misuse or discloses Company’s confidential or Proprietary Information, breaches any proprietary information, confidentiality agreement or any other agreement between Participant and the Company (or any of its affiliates), or otherwise breaches this Release;

6.
Participant fails or refuses to cooperate with or assist the Company in a timely manner in connection with any investigation, regulatory matter, lawsuit or arbitration in which the Company is a subject, target or party and as to which Participant may have pertinent information.

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